Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

National General Holdings Corp.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 23, 2017, relating to the consolidated financial statements and schedules and the effectiveness of internal control over financial reporting of National General Holdings Corp., which are incorporated by reference in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

June 22, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.